UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 23, 2006

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

005-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA	20170
(Address of Principal Executive Offices)	(Zip Code)

(571) 283-6200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On June 23, 2006 the stockholders of GigaBeam Corporation (the “Company”) approved: (i) an amendment (the “Amendment”) to the Company’s 2004 Stock Option Plan (the “2004 Plan”) which increased the number of shares of the Company’s Common Stock available for issuance under the 2004 Plan from 1,100,000 to 1,850,000 shares and (ii) the adoption of the Company’s 2006 Stock Option Plan (the “2006 Plan”).

Both the 2004 Plan and the 2006 Plan provide for the grant of options to purchase shares of the Company’s Common Stock to officers, employees, directors and consultants of the Company or its subsidiaries (whether now existing or subsequently established). Both plans provide for the grant of stock options that are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as stock options not intended to so qualify which are referred to as non-qualified stock options and both plans are currently administered by the Compensation Committee of the Company’s Board of Directors.

Subject to anti-dilution adjustments as provided in the 2006 Plan, (i) a total of 1,500,000 shares of Common Stock have been reserved for distribution pursuant to the 2006 Plan, up to 750,000 of which may be issued as incentive stock options, and (ii) the maximum number of shares of the Company’s Common Stock that may be issued to any individual participant under the 2006 Plan may not exceed 80% of the total shares of Common Stock authorized for issuance under the 2006 Plan during the term of the 2006 Plan. The 2006 Plan provides that it can be administered by a majority of the independent directors of the Board or the Compensation Committee consisting of two or more members of the Board appointed by the Board. The independent directors or the Compensation Committee will determine, among other things, the persons to whom options will be granted, the type of options to be granted, the number of shares subject to each option and the exercise price. The independent directors or the Compensation Committee will also determine the term of each option, the restrictions or limitations thereon, and the manner in which each such option may be exercised.

The exercise price of Options granted under the each of the 2004 Plan and the 2006 Plan will not be less than the fair market value of the shares of Common Stock underlying the option. To date, no awards have been made under the 2006 Plan.

The descriptions of the 2004 Plan and the 2006 Plan described in this report do not purport to be complete and are qualified in their entirety by the language in the 2004 Plan and the 2006 Plan, which are incorporated herein by reference to Appendices B and C, respectively, of the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 30, 2006.

As a result of stockholder approval of the Amendment, certain options to purchase shares of the Company’s Common Stock at $10.67 per share, that had been granted by the Company’s Compensation Committee of the Board under the 2004 Plan subject to stockholder approval of the Amendment, became effective including the following: (a) 100,000 to each of Louis S. Slaughter, the Company’s Chairman of the Board, Chief Executive Officer and Treasurer and Douglas G. Lockie, the Company’s President, Chief Technology Officer and a director; (b) 34,000 to each of Thomas P. Wetmore, the Company’s Senior Vice President, Sales and Marketing, D. Duane Butler, the Company’s Vice President of Link Operations, Don E. Peck, the Company’s Vice President Engineering, and John Krzywicki, Vice President, Marketing; (c) 25,000 to Leighton Stephenson, the Company’s Chief Financial Officer and Vice President Finance and Administration; (d) 20,000 to Caroline Baldwin Kahl, the Company’s Vice President, Corporate Counsel and Secretary; and (e) 45,000 to Richard D. Fiorentino, a director of the Company. Each of these options vests in three equal installments on each of June 23, 2007, 2008 and 2009 and expires on June 23, 2016, subject to earlier termination as provided in the 2004 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date: June 29, 2006	By:	/s/ Caroline Baldwin Kahl
Caroline Baldwin Kahl
Vice President and Corporate Counsel